Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eliyahu Ayalon and Yaniv Arieli, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-1 of Ceva, Inc. (the “Registration Statement”), and to sign any registration statement for the same distribution covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

Eliyahu Ayalon	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	___________, 2002

Yaniv Arieli	Treasurer and Secretary (Principal Financial and Accounting Officer)	___________, 2002

/s/ ZVI LIMON Zvi Limon	Director	July 30, 2002

Bruce A. Mann	Director	___________, 2002

Louis Silver.	Director	___________, 2002